EXHIBIT 99.1

KCAP Financial, Inc. Announces First Quarter 2014 Financial Results

NEW YORK, May 7, 2014 (GLOBE NEWSWIRE) -- KCAP Financial, Inc. (Nasdaq:KCAP) announces its first quarter 2014 financial results.

Financial Highlights

  Net investment income for the first quarter ended March 31, 2014 was approximately $7.9 million, or $0.24 per basic share, compared with $7.0 million, or $0.24 per basic share in 2013.

  KCAP Financial, Inc. declared a first quarter shareholder distribution of $0.25 per share.

  At March 31, 2014, the fair value of KCAP's investments totaled approximately $429 million.

  Net asset value per share of $7.62 as of March 31, 2014, compared with $7.51 at December 31, 2013.

Dayl Pearson, President and Chief Executive Officer of KCAP Financial, Inc., noted, "I am pleased with our first quarter results as the investments that we have made in our direct lending platform have allowed for the continued execution of our strategy to rotate our portfolio into higher yielding assets. Additionally, our Asset Manager's performance remains strong with good business momentum as they priced a new CLO fund in April and have opened a warehouse for a second fund for 2014."

Operating Results

For the three months ended March 31, 2014, we reported total investment income of approximately $13.4 million as compared to approximately $11.4 million in the prior period, an increase of 18%. Investment income from debt securities increased 112% to approximately $5.3 million from approximately $2.5 million. Dividends from investments in CLO fund securities in the first quarter of 2014 decreased to $4.9 million from $5.9 million in 2013, a decrease of 17%, and dividends from our Asset Manager Affiliates in the first quarter of 2014 were unchanged from 2013.

For the three months ended March 31, 2014, total expenses were higher by approximately $1.1 million as compared to the same period in 2013, primarily attributable to the increase in interest expense related to the higher average outstanding principal balance on our borrowings, as well as increased operating expenses.

Net investment income for the three months ended 2014 and 2013 was approximately $7.9 million and $7.0 million, respectively, or $0.24 per basic share for both periods. Net realized and unrealized depreciation on investments for the three months ended March 31, 2014 was approximately $4.4 million, as compared to net realized and unrealized appreciation on investments of approximately $267,000 for the same period in 2013.

Portfolio and Investment Activity

The fair value of our portfolio was approximately $429 million as of March 31, 2014. The composition of our investment portfolio at March 31, 2014 and December 31, 2013 at cost and fair value was as follows:

	March 31, 2014 (unaudited)			December 31, 2013
Security Type	Cost	Fair Value	%[1]	Cost	Fair Value	%[1]
Money Market Accounts[2]	$ 4,133,429	$ 4,133,429	2	$ 7,112,949	$ 7,112,949	3
Senior Secured Loan	159,596,442	152,797,023	59	175,021,272	168,188,453	67
Junior Secured Loan	57,494,889	54,978,035	22	50,831,407	48,443,384	19
Senior Unsecured Loan	27,000,000	27,000,000	11	23,000,000	23,000,000	9
First Lien Bond	2,948,836	2,385,000	1	2,948,332	2,546,400	2
Senior Subordinated Bond	4,268,289	4,268,550	2	1,037,707	1,051,540	--
Senior Unsecured Bond	10,896,631	11,085,303	4	10,855,804	11,381,100	5
Senior Secured Bond	1,518,123	1,619,550	1	1,519,072	1,619,550	1
CLO Fund Securities	101,169,147	77,747,524	31	101,696,950	79,452,220	32
Equity Securities	16,289,233	8,212,286	3	18,755,684	11,006,398	4
Preferred	10,054,444	10,657,711	4	10,000,000	10,600,000	4
Asset Manager Affiliates	83,924,720	74,075,000	29	83,378,741	76,148,000	30

Total	$ 479,294,183	$ 428,959,411	169%	$ 486,157,918	$ 440,549,994	176%

[1] Calculated as a percentage of Net Asset Value.
[2] Includes restricted cash held under employee benefit plans.

Liquidity and Capital Resources

At March 31, 2014, we had unrestricted cash and money market balances of approximately $7.4 million, total assets of approximately $456.4 million and stockholders' equity of approximately $254.1 million. Our net asset value per common share was $7.62. As of March 31, 2014, we had $195.7 million of borrowings outstanding ($192.7 million net of discount) with a weighted average interest rate of approximately 5.1%.

Subject to prevailing market conditions, we intend to grow our portfolio of assets by raising additional capital, including through the prudent use of leverage available to us. As a result, we may seek to enter into new agreements with other lenders or into other financing arrangements as market conditions permit. Such financing arrangements may include a new secured and/or unsecured credit facility or the issuance of unsecured debt or preferred stock.

Distributions

Generally, we seek to fund distributions to shareholders from current distributable earnings, primarily from net investment income generated by our investment portfolio and any distributions from our Asset Manager Affiliates (Trimaran Advisors and Katonah Debt Advisors). We announced a regular quarterly distribution of $0.25 per share for the quarter ended March 31, 2014. The record date for this distribution was April 4, 2014 and the distribution was paid on April 25, 2014. A determination of tax attributes made on a quarterly basis may not be representative of the actual tax attributes of distributions for a full year. Tax characteristics of all distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year.

We have adopted a dividend reinvestment plan that provides for reinvestment of distributions in shares of our common stock, unless a stockholder elects to receive cash. As a result, if we declare a cash distribution, shareholders who have not "opted out" of our dividend reinvestment plan will have their cash distributions automatically reinvested in additional shares of our common stock, rather than receiving cash. For more information regarding our distributions, please refer to our 2013 annual financial report. Please contact your broker or other financial intermediary for more information regarding the dividend reinvestment plan.

Conference Call and Webcast

We will hold a conference call on Thursday, May 8, 2014 at 4:00 pm Eastern Daylight Time to discuss our first quarter 2014 financial results. Shareholders, prospective shareholders and analysts are welcome to listen to the call or attend the webcast.

The conference call dial-in number is (866) 757-5630. No password is required. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on our Company's website www.kcapfinancial.com in the Investor Relations section under Events. The online archive of the webcast will be available after 7:00 p.m. Eastern Daylight Time for approximately 90 days.

A replay of this conference call will be available from 7:00 p.m. on May 8, 2014 until 11:59 p.m. on May 15, 2014. The dial in number for the replay is (855) 859-2056 and the conference ID is 40366186.

About KCAP Financial, Inc.

KCAP Financial, Inc. is a publicly traded, internally managed business development company. The Company's middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. The Company's wholly owned portfolio companies, Trimaran Advisors, L.L.C. and Katonah Debt Advisors, L.L.C., manage collateralized debt obligation funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

The KCAP Financial, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

Forward Looking Statements

This press release contains forward-looking statements. The matters discussed in this press release that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as "may,'' "will,'' "should,'' "expects,'' "plans,'' "anticipates,'' "could,'' "intends,'' "target,'' "projects,'' "contemplates,'' "believes,'' "estimates,'' "predicts,'' "potential'' or "continue'' or the negative of these terms or other similar words. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

KCAP-G

KCAP FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS

	As of March 31, 2014	As of December 31, 2013
	(unaudited)
ASSETS
Investments at fair value:
Money market accounts (cost: 2014 - $4,133,429; 2013 - $7,112,949)	$ 4,133,429	$ 7,112,949
Debt securities (cost: 2014 - $273,777,654; 2013 - $275,213,594)	264,791,172	266,830,427
CLO Fund securities managed by affiliates (cost: 2014 - $88,345,107; 2013 - $88,979,585)	73,585,796	75,100,306
CLO Fund securities managed by non-affiliates (cost: 2014 - $12,824,040; 2013 - $12,717,365)	4,161,728	4,351,914
Equity securities (cost: 2014 - $16,289,233; 2013 - $18,755,684)	8,212,286	11,006,398
Asset Manager Affiliates (cost: 2014 - $83,924,720; 2013 - $83,378,741)	74,075,000	76,148,000
Total Investments at Fair Value (cost: 2014 - $479,294,183; 2013 - $486,157,918)	428,959,411	440,549,994
Cash	3,277,748	3,433,675
Restricted cash	5,861,582	4,078,939
Interest receivable	2,192,261	2,032,559
Receivable for open trades	6,972,467	—
Accounts receivable	3,000,000	3,125,259
Other assets	6,172,901	5,951,962

Total Assets	$ 456,436,370	$ 459,172,388

LIABILITIES
Convertible Notes	$ 49,008,000	$ 49,008,000
7.375% Notes Due 2019	41,400,000	41,400,000
Notes issued by KCAP Senior Funding I, LLC (net of discount: 2014 - $2,956,750; 2013 - $3,065,627) (Note 6)	102,293,250	102,184,373
Payable for open trades	7,960,000	3,980,000
Accounts payable and accrued expenses	1,672,509	3,897,291
Shareholder distribution payable	—	8,333,031

Total Liabilities	202,333,759	208,802,695

STOCKHOLDERS' EQUITY
Common stock, par value $0.01 per share, 100,000,000 common shares authorized; 33,340,607 and 33,332,123 common shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	333,557	333,472
Capital in excess of par value	371,185,322	370,929,615
Accumulated undistributed (excess distribution) net investment income	1,792,376	(6,102,017)
Accumulated net realized losses	(68,353,108)	(68,662,689)
Net unrealized depreciation on investments	(50,855,536)	(46,128,688)

Total Stockholders' Equity	254,102,611	250,369,693

Total Liabilities and Stockholders' Equity	$ 456,436,370	$ 459,172,388

NET ASSET VALUE PER COMMON SHARE	$ 7.62	$ 7.51

See accompanying notes to consolidated financial statements.

KCAP FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	March 31,
	2014	2013

Investment Income:
Interest from investments in debt securities	$ 5,247,236	$ 2,478,018
Interest from cash and time deposits	786	4,712
Dividends from investments in CLO Fund securities managed by affiliates	4,636,238	5,480,653
Dividends from investments in CLO Fund securities managed by non-affiliates	275,571	423,875
Dividends from Asset Manager Affiliates	3,000,000	3,000,000
Capital structuring service fees	227,083	6,573

Total investment income	13,386,914	11,393,831

Expenses:
Interest and amortization of debt issuance costs	2,990,166	2,260,246
Compensation	1,262,437	909,713
Professional fees	671,210	642,328
Insurance	135,961	128,717
Administrative and other	468,283	506,471

Total expenses	5,528,057	4,447,475

Net Investment Income	7,858,857	6,946,356
Realized And Unrealized Gains (Losses) On Investments:
Net realized gains (losses) from investment transactions	309,581	(82,937)
Net change in unrealized (depreciation) appreciation on:
Debt securities	(603,315)	2,286,526
Equity securities	(327,661)	(65,437)
CLO Fund securities managed by affiliates	(880,032)	(4,579,158)
CLO Fund securities managed by non-affiliates	(296,861)	(367,408)
Asset Manager Affiliates investments	(2,618,979)	3,075,339

Total net change in unrealized (depreciation) appreciation	(4,726,848)	349,862

Net realized and unrealized (depreciation) appreciation on investments	(4,417,267)	266,925

Net Increase In Stockholders' Equity Resulting From Operations	$ 3,441,590	$ 7,213,281

Net Increase In Stockholders' Equity Resulting from Operations per Common Share:
Basic:	$ 0.10	$ 0.25
Diluted:	$ 0.10	$ 0.24
Net Investment Income Per Common Share:
Basic:	$ 0.24	$ 0.24
Diluted:	$ 0.24	$ 0.23

Weighted Average Shares of Common Stock Outstanding—Basic	33,337,967	29,266,186
Weighted Average Shares of Common Stock Outstanding—Diluted	33,349,916	36,635,703

See accompanying notes to consolidated financial statements.
CONTACT: KCAP Financial, Inc.
         Investor Relations
         Denise Rodriguez
         (212) 455-8300
         info@kcapfinancial.com